    EXHIBIT 99.1

MEDIA CONTACT:
Jeff Baker	William Bartkowski
President	Partner
Analysts International	MeritViewPartners
Phone: (952) 835-5900	Phone: (952) 454-3978
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Updates Guidance - Fourth Quarter
EPS Expected to Be Higher Than Earlier Guidance;
Conference Call Set to Discuss 2004 Results

MINNEAPOLIS - February 10, 2005 - Analysts International (Nasdaq: ANLY) announced today that it expects to report revenues for the quarter ended January 1, 2005 within the range of its previous guidance, between $82 to $85 million, and earnings per share to be $0.05 to $0.06, higher than the Company’s earlier guidance of $0.02 to $0.04 per share. In 2003, for the comparable quarter, the Company reported $83.2 million in revenue and a net loss of $(0.02) per share.

The Company also noted that it has scheduled a conference call to discuss the results of the quarter and year ended January 1, 2005. The call will take place on Thursday, February 24, 2005 at 9:30 a.m. CST. The Company expects to release the results of the quarter at 6:30 a.m. CST that day.

To participate in the conference call, interested parties are invited to dial 888-244-0473 a few minutes before the scheduled start and ask for the Analysts International call and leader Jeff Baker, or visit the Company’s web site at www.analysts.com to link to a live Webcast. A replay of the call will be available on the Company’s Website or by calling 800-642-1687 and using the conference ID: 1823231.

About Analysts International

Analysts International is a global technology services company with annual revenue of more than $330 million. Headquartered in Minneapolis, the Company is a leader in implementing and managing technology solutions, committed to helping businesses become more adaptive, competitive and profitable. Working with industry leaders to expand its capabilities, Analysts International has established a loyal following of more than 1,000 client organizations, ranging from Fortune 50 companies to mid-tier industry leaders. The Company's nationwide network of offices and customer service sites allows it to adapt resources and services for any size project or supplemental requirement. Analysts International's lines of business include Technology Integration Services for applications and hardware; Advisory Services for optimizing IT investments; Outsourcing Services with local, national and international capabilities; and Staffing Services to support human capital management needs. For information visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements. Words such as "believes," "intends," "possible," "expects," "estimates," "anticipates," or "plans" and similar expressions are intended to identify forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth. The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors. For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the "Market Condition, Business Outlook and Risks to Our Business" section in the Company’s Annual Report for the year ending January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.